CONFIDENTIAL

Exhibit 2.2

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETE/ NON-SOLICITATION, INVENTION ASSIGNMENT,
AND ARBITRATION AGREEMENT

In consideration of your employment with Wrap Technologies, Inc. (the "Company"), as well as the additional consideration described in Section 7.E herein, ___________ (the “Employee”) and the Company agree to the following provisions of this At-Will Employment, Confidential Information, Non-Compete/Non-Solicitation, Invention Assignment, and Arbitration Agreement (this "Agreement"):

1.
At-Will Employment

EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYEE’S EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES "AT-WILL" EMPLOYMENT. EMPLOYEE ALSO UNDERSTANDS THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE EXECUTIVE CHAIRMAN OR CHIEF EXECUTIVE OFFICER OF THE COMPANY OR OTHER PERSON AUTHORIZED BY THE BOARD OF DIRECTORS. ACCORDINGLY, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE’S EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT EMPLOYEE’S OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY MAY MODIFY EMPLOYEE’S JOB TITLE, SALARY, AND BENEFIT FROM TIME TO TIME AS COMPANY DEEMS NECESSARY.

2.
Confidentiality

A.
Definition of Company Confidential Information. The Employee understands that "Company Confidential Information" means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company's business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to the Employee, and information developed or learned by the Employee during the course of the Employee’s employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information is any and all nonpublic information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company's technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company's products or services and markets therefor, internal customer lists, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which ·the Employee can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to the Employee; or (ii) becomes publicly known or made generally available after disclosure by the Company to Employee through no wrongful action or omission by the Employee. Employee understands and agrees that the terms of this Agreement are Company Confidential information, any may be disclosed only to Employee’s spouse, legal advisor, or tax professionals, subject to Section 11, below.

B.
Nonuse and Nondisclosure. Employee agrees that during and after the Employee’s employment with the Company, the Employee shall hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information. The Employee will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of the Employee’s employment, or (ii) disclose Company Confidential Information to any third party without the prior written authorization of a named Officer of the Company. Prior to disclosure, when compelled by applicable law, the Employee will provide prior written notice to the CEO, CFO or General Counsel of the Company (as applicable). The Employee agrees that the Employee obtains no title to any Company Confidential Information, and that the Company retains all Confidential Information as the sole property of the Company. The Employee understands that the Employee’s obligations under this Section 2.B shall continue after termination of the Employee’s employment and also that nothing in this Agreement prevents the Employee from engaging in protected activity, as described in Section 11 below.

C.
Former Employer Confidential Information. The Employee agrees that during the Employee’s employment with the Company, the Employee shall not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an obligation to keep such proprietary information or trade secrets in confidence.

D.
Third Party Information. The Employee recognizes that if the Company receives confidential or proprietary information from third parties, the Employee will treat that information as Confidential Information subject to Section 2.B, above.

3.
Ownership

A.
Assignment of Inventions. As between the Company and the Employee, the Employee agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by the Employee, solely or in collaboration with others, during the Employee’s employment with the Company and within the course of the Employee’s employment, or with the use of Company's equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 3.B below (collectively, "Inventions"), are the sole property of the Company. The Employee also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of the Employee’s right, title and interest in and to Inventions. The Employee agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. The Employee further acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. The Employee understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company's sole discretion and for the Company's sole benefit, and that no royalty or other consideration will be due to the Employee as a result of the Company's efforts to commercialize or market any such Inventions.

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B.
Exception to Assignments. The provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that the Employee has independently developed entirely on the Employee’s own time without using the Company's equipment, supplies, facilities, trade secret information or Confidential Information ("Other Invention"), except that "Other Invention" does not include, and the provisions of this Agreement requiring assignment of Inventions to the Company do apply to, Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that the Employee performed for the Company. The Employee will advise the Company promptly in writing of any Invention that the Employee believes constitutes an Other Invention. The Employee agrees that the Employee shall not incorporate, or permit to be incorporated, any Other Invention without the Company's prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Employee’s employment with the Company, the Employee incorporates into a Company product, process or service an Other Invention owned by the Employee or in which the Employee has an interest, the Employee hereby grants to the Company a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Other Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto.

C.
Inventions Retained and Licensed. The Employee will inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by the Employee or in which the Employee has an interest prior to the Employee’s employment with the Company ("Prior Inventions") into any Invention or otherwise utilizing any Prior Invention in the course of the Employee’s employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Employee will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company's prior written permission. The Employee executes the list describing all Prior Inventions that relate to the Company's current or anticipated business, products, or research and development or, if no such list is attached, the Employee represents and warrants that there are no such Prior Inventions hereto as Exhibit A. Furthermore, the Employee represents and warrants that if any Prior Inventions are included on Exhibit A, they shall not materially affect the Employee’s ability to perform all obligations under this Agreement.

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D.
Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as "moral rights," "artist's rights," "droit moral," or the like (collectively, "Moral Rights"). To the extent that Moral Rights cannot be assigned under applicable law, the Employee hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

E.
Maintenance of Records. The Employee agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by the Employee (solely or jointly with others) during the Employee’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and Employee, the records are and will be available to and remain the sole property of the Company at all times.

F.
Further Assurances. The Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. The Employee further agrees that the Employee’s obligations under this Section 3.F will continue for twelve (12) months after the termination of this Agreement.

G.
Attorney-in-Fact. The Employee agrees that, if the Company is unable because of the Employee’s unavailability, mental or physical incapacity, or for any other reason to secure Employee’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by the Employee. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

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4.       Conflicting Obligations

A.
Current Obligations. The Employee agrees that during the Employee’s employment with the Company, the Employee shall not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will the Employee engage in any other activities that conflict with the Employee’s obligations or duty of loyalty to the Company.

B.
Prior Relationships. Other than the Employee’s relationship with NSENA, Inc., the Employee represents and warrants that the Employee has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, the Employee’s obligations or duty of loyalty to the Company under this Agreement, or the Employee’s ability to become employed and perform the services for which the Employee is being employed by the Company. Moreover, the Employee agrees to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from the Employee’s breach of the Employee’s obligations under any agreement with a third party to which the Employee is a party or obligation to which the Employee is bound, as well as any reasonable attorneys' fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.
Return of Company Materials

The Employee agrees that, at the time of leaving the employ of the Company, the Employee will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Employee pursuant to the Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns. Upon separation from employment with the Company, the Employee agrees to immediately sign and deliver to the Company a Certification that the Employee has returned, or has made arrangements with the Company to return, all Company materials.

6.
Notification of New Employer

Employee grants Company consent to notify Employee’s new employer(s) about Employee’s obligations under this Agreement if either party terminates this Agreement.

7.      Covenant Not To Compete And Solicitation Restrictions

A. Covenant Not to Compete.

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The Employee agrees that during the course of the Employee’s employment and for a period of twelve (12) months, unless an adjudicator finds the twelve (12) month period to exceed a reasonable length under the applicable circumstances, then for a period of six (6) months immediately following the termination of the Employee’s relationship with the Company (i) by the Company for “Cause” (as defined below), or (ii) by the Employee for any reason, with or without notice, the Employee shall not, without the prior written consent of the Company actively compete against the Company in areas that were explored or experienced during the Employee’s employment with the Company pertaining to remote restraining devices, virtual police training technology, shield equipment and other related topics. This includes that the Employee shall not compete through maintaining an employment, contractual, or other business relationship, either directly or indirectly, to provide services or products competitive to those in which the Company was engaged, or planned to engage, at the termination of the Employee’s employment. This restriction covers the Employee’s activities in every part of the Territory. For purposes of this Agreement, "Territory" shall mean: (i) all states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company; and (ii) any other countries in which the Company maintains non-trivial operations or facilities, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of the Employee’s relationship with the Company. Notwithstanding the foregoing, this restriction does not prohibit the Employee from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers. The restrictions of this Section, whether in duration, geography or scope, may be modified as set forth in Section 7.D below. As used herein, “Cause” for purposes of this Agreement means there exists (i) a reasonable and good faith finding by the Company of a material and repeated failure of the Employee to provide his full business time and attention to his reasonably assigned duties for the Company (including, without limitation, unexcused failure to report for work) for reasons other than the Employee’s death or disability, or the Employee's gross negligence or willful misconduct; which failure or deficiency remains uncured (if curable) for a period of thirty (30) days following written notice by the Company to the Employee which notice specifies the reasons for the potential cause determination; (ii) the material breach by the Employee of any of the provisions of that certain Asset Purchase Agreement between the Company, Employee and NSENA, Inc., dated December 14, 2020; (iii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any felony; (iv) the Employee having committed any theft, embezzlement, fraud or other intentional act of dishonesty involving the business of the Company; or (v) any adjudication in any civil suit, or written acknowledgment by the Employee in any agreement or stipulation of the commission of any theft, embezzlement, fraud or other intentional act of dishonesty involving any other person.

B. No Solicitation.

(1)
Non-Solicitation of Customers. The Employee agrees that for a period of twelve (12) months, unless an adjudicator finds the twelve (12) month period to exceed a reasonable length under the applicable circumstances, then for a period of six (6) months immediately following the termination of the Employee’s relationship with the Company (i) by the Company for Cause, or (ii) by the Employee for any reason, with or without notice, the Employee shall not contact, or cause to be contacted with any Customer for the purposes of conducting business that is competitive to that of the Company or for the purpose of disadvantaging the Company's business in any way. For purposes of this Agreement, "Customer" shall mean all persons or entities that have used or inquired of the Company's services at any time during the two-year period preceding the termination of my employment with the Company. The Company and Employee may agree to use good faith efforts to craft a mutually-acceptable announcement regarding the Employee’s employment termination. The restrictions of this Section, whether in duration or scope, may be modified as set forth in Section 7.D below.

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(2)
Non-Solicitation of Employees and Others. The Employee agrees that for a period of twelve (12) months, unless an adjudicator finds the twelve (12) month period to exceed a reasonable length under the applicable circumstances, then for a period of six (6) months immediately following the termination of the Employee’s relationship with the Company (i) by the Company for Cause, or (ii) by the Employee for any reason, with or without notice, the Employee will not deliberately directly or indirectly recruit or solicit any employee of the Company to leave their employment with the Company, nor will the Employee contact any supplier, vendor or contractor who conducted business with the Company at any time during the two-year period preceding the termination of my employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall the Employee otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor. The restrictions of this Section, whether in duration or scope, may be modified as set forth in Section 7.D below.

C.
Acknowledgements. The Employee acknowledges that the Employee shall derive significant value from the Company's agreement to provide the Employee with Company Confidential Information to enable the Employee to optimize the performance of the Employee’s duties to the Company. The Employee further acknowledges that the Employee’s fulfillment of the obligations contained in this Agreement, including, but not limited to, the Employee’s obligation neither to disclose nor to use Company Confidential Information other than for the Company's exclusive benefit and the Employee’s obligations not to compete and not to solicit contained in subsections (A) and (B) above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. The Employee also acknowledges the duration, geographic and scope limitations of the Employee’s obligations under subsections (A) and (B) above are fair and reasonable in all respects, and are narrowly tailored to protect the Company’s legitimate business interests, especially in light of the Company's nationwide and international business dealings and its need to protect Company Confidential Information and the scope and nature of the Company's business, and that the Employee shall not be precluded from gainful employment if the Employee is obligated not to compete with the Company or solicit its customers, employees, or others during the period and within the Territory as described above.

D.
Separate Covenants. The covenants contained in Sections 7.A and 7.B, above, will be construed as a series of separate covenants. If an adjudicator finds the duration, geography or scope of any of the restrictions set forth in Sections 7.A or 7.B, above, to be unreasonable under the applicable circumstances, then the adjudicator may remove such restriction in favor of an alternative restriction written into the subsection. If an adjudicator finds any alternative restriction to be unreasonable under the circumstances, or no alterative restriction is written, then the Employee and the Company expressly agree that unreasonable restriction may be removed by the adjudicator, and if appropriate, modified to one that the adjudicator believes is reasonable in light of the circumstances and consideration paid in Section 7.E, below. In the event that the adjudicator does not exercise the power granted to it in the prior sentences that allow for modification of the time limits and/or Territory, the Company and Employee agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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E.
Additional Consideration. As additional consideration supporting the provisions of this Agreement, and particularly for the restrictions set forth in Sections 7.A and 7.B, above, the Company has issued ________ stock options to the Employee on December 14, 2020. The Employee understands that this consideration is not otherwise owed to Employee, but is granted in exchange for Employee’s agreement with the provisions and covenants of this Agreement.

8.
Conflict of Interest Guidelines

The Employee agrees to diligently adhere to all policies of the Company adopted during the Employee’s employment, and recognize that these policies may be revised from time to time during the Employee’s employment.

9.      Dispute Resolution

Any dispute concerning this Agreement for the employment relationship shall be resolved through arbitration conducted by the American Arbitration Association (“AAA”) and according to the AAA’s Employment Arbitration Rules then in effect or, if the Employment Arbitration Rules are no longer in effect, then according to the AAA’s commercial dispute resolution procedures. The arbitration shall proceed in Arizona unless the Company and Employee (the “Parties”) agree to an alternative forum. The prevailing party in any dispute pertaining to this Agreement shall be entitled to recover its/his costs and attorney's fees. The Employee understands that an application for injunctive relief may, however, be filed in Arizona state and federal courts as set forth in Section 10.A, below.

10.     Miscellaneous

A.
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Arizona without regard to Arizona’s conflicts-of-law rules that may result in the application of the laws of any jurisdiction other than Arizona. To the extent that any lawsuit is permitted or filed relating to this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Arizona.

B.
Assignability. The rights and obligations under this Agreement are personal and not assignable by either party. The parties may agree to assign rights, but only in writing and only before the rights are attempted to be assigned.

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C.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations. For clarification, this Agreement is in addition to and shall in no way be construed as amending, superseding, limiting or otherwise impacting the restrictive covenants, including the non-competition and non-solicitation provisions contained in that certain Asset Purchase Agreement, dated concurrently herewith, by and between NSENA Inc., Ethan Moeller as a Seller Stockholder and the Company. Any subsequent change or changes in the Employee’s duties, salary, compensation, conditions or any other terms of employment will not affect the validity or scope of this Agreement.

D.
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E.
Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F.
Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by a person authorized by the Board of Directors and the Employee. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

11.
Protected Activity Not Prohibited

The Employee understands that nothing in this Agreement limits or prohibits the Employee from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, the Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. The Employee further understands that the Employee is not permitted to disclose the Company's attorney-client privileged communications or attorney work product. In addition, the Employee hereby acknowledges that the Company has provided the Employee with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.

(Signature Page Follows)

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IN WITNESS THEREOF, the Parties hereto each acting with understanding and proper authority do hereby execute this Agreement effective as of December 14, 2020.

EMPLOYEE: _______________

Signature: _____________________________
Date: _________________________________

WRAP TECHNOLOGIES, INC.
Signature: ________________________
Name: JAMES A BARNES
Title: CFO
Date: ____________________________

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EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

EMPLOYEE, attests:

__ No inventions or improvements
__ Additional Sheets Attached

Signature: ________________________
Date: ____________________

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EXHIBIT B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

Pursuant to the Defend Trade Secrets Act of 2016, Employee understands that:

An individual may not be held criminally or civilly liable for any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

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